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                                                                     Exhibit 2

                                   AGREEMENT
                                   ---------


     THIS AGREEMENT is made on this 17th day of September, 1997, by and between Summit Medical Systems, Inc., a Minnesota corporation (the "Transferor"), and Bruce S. Maller (the "Transferee").

                                    RECITALS
                                    --------

     A. Transferor is the owner of 1,000 shares of $.01 par value common stock (the "Subsidiary Shares") of BSM Financial, Inc., a Nevada corporation (the "Transferor Subsidiary"), which represent all of the issued and outstanding capital stock of the Transferor Subsidiary.

     B. Transferee is the Chief Executive Officer of Transferor Subsidiary and a Vice President of Transferor and the registered owner of 137,524 shares of $.01 par value Common Stock of Transferor ("Transferee's Shares").

     C. The Board of Directors of Transferor has determined that an exchange of Transferor Subsidiary on the terms set forth herein is in the best interests of Transferor and its shareholders.

     D. Transferee desires to acquire the Subsidiary Shares from Transferor and Transferor desires to transfer the Subsidiary Shares to Transferee upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:


                                  ARTICLE I

                            CLOSING AND EXCHANGE
                            --------------------

     A. Closing. The closing hereunder (the "Closing") shall take place at the offices of Dorsey & Whitney LLP, at 10:00 a.m. on Tuesday, September 30, 1997, or at such other time and date as the parties shall mutually agree upon (the "Closing Date").

     B. Exchange. On the Closing Date, subject to the terms, conditions and agreements set forth herein, (1) Transferor shall distribute/transfer to Transferee the Subsidiary Shares, and (2) Transferee shall (i) transfer to Transferor the Transferee Shares, and (ii) pay to Transferor directly or cause Transferor's Subsidiary to distribute to Transferor $575,000 in cash (the "Equalizing Consideration"), payable by wire transfer or cashier's or certified check.

     C. Cancellation of Inter-Company Obligations. Effective as of the Closing, all inter-company debts, obligations. arrangements or understandings among or
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between one or more of Transferor, Transferor Subsidiary  and BSM Healthcare
Publications, Inc., a Nevada corporation ("Publications"), except as provided herein, shall be forgiven, released and terminated.

     D. Deliveries at Closing. At the Closing, (i) Transferor shall deliver a certificate or certificates representing the Subsidiary Shares, duly endorsed for transfer or accompanied by duly executed stock powers endorsed in blank, and
(ii) Transferee shall deliver the Equalizing Consideration and a certificate or certificates representing the Transferee's Shares duly endorsed for transfer or accompanied by duly endorsed stock powers endorsed in blank.


                                   ARTICLE II

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF TRANSFEROR
            -------------------------------------------------------

     Transferor represents, warrants and agrees as follows:

     A. Organization of Transferor. Transferor is duly organized, validly existing, and in good standing under the laws of the State of Minnesota.

     B. Authorization of Transaction. Transferor has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Transferor, enforceable in accordance with its terms and conditions. Transferor need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     C. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Transferor is subject or, any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Transferor is a party or by which it is bound or to which any of its assets is subject.

     D. Brokers' Fees. Transferor has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Transferee could become liable or obligated.

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     E.  Subsidiary Shares.  Transferor holds of record and owns beneficially the Subsidiary Shares free and clear of any restrictions or transfer (other than restrictions under the Securities Act of 1993, amended (the "Securities Act") and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Transferor is not a party to any option, warrant, purchase right, or other contract or commitment that could require Transferor to sell, transfer, or otherwise dispose of any capital stock of the Transferor Subsidiary (other than this Agreement). Transferor is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Transferor Subsidiary.

                                  ARTICLE III

                          REPRESENTATIONS, WARRANTIES
                          AND COVENANTS OF TRANSFEREE
                          ---------------------------

     Transferee represents, warrants, and agrees as follows:

     A. Authorization of Transaction. Transferee has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Transferee, enforceable in accordance with its terms and conditions. Transferee need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     B. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Transferee is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Transferee is a party or by which he is bound or to which any of his assets is subject.

     C. Brokers' Fees. Transferee has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Transferor could become liable or obligated.

     D. Subsidiary Shares. Transferee holds of record and owns beneficially Transferee's Shares free and clear of any restrictions or transfer (other than restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Transferee is not a party to any option, warrant, purchase

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right, or other contract or commitment that could require Transferee to sell, transfer, or otherwise dispose of any capital stock of Transferor (other than this Agreement). Transferee is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Transferor.

     E. Securities Laws Transfer Restrictions. Transferee is acquiring the Subsidiary Shares for investment for his own account and has no present intention of distributing or selling the Subsidiary Shares. Transferee acknowledges that the Subsidiary Shares have not been registered under the Securities Act or any state securities laws and that Transferee may not resell or effect any other disposition of the Subsidiary Shares unless and until such time that the Subsidiary Shares have been registered under the 1933 Act and registered or qualified under applicable state securities laws or until Transferee has obtained an opinion of counsel that such sale or disposition is exempt from registration or qualification.


                                   ARTICLE IV

                                    RELEASE
                                    -------

     A. Transferee Release. Transferee and Transferee's heirs, relatives, executors, administrators, successors, assigns, agents, affiliates and insurers, do hereby fully, finally and forever discharge Transferor and all of Transferor's officers, directors, employees, agents, affiliates and shareholders from any and all actions, claims, suits, damages, debts, judgments, levies, executions or liability of any kind or character, whether known or unknown, asserted or unasserted, direct or indirect, which Transferee, Transferee's heirs, relatives, executors, administrators, successors, assigns, agents, and insurers have or may have by reason of any matter, fact or thing, and occurring on or prior to the date of this Agreement.

     B. Transferor Release. Transferor and Transferor's officers, directors, employees, agents successors, assigns, agents, affiliates and insurers do hereby fully, finally and forever discharge Transferee and all of Transferee's heirs, relatives, executors, administrators, successors, assigns, agents and insurers from any and all actions, claims, suits, damages, debts, judgments, levies, executions or liability of any kind or character, Transferor and Transferor's officers, directors, employees, agents successors, assigns, agents and insurers have or may have by reason of any matter, fact or thing, and occurring on or prior to the date of this Agreement.

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                                   ARTICLE V

                             ADDITIONAL AGREEMENTS
                             ---------------------

     A. Re-Sale Consideration. In the event Transferee or any of Transferee's assigns, successors, heirs, executors, administrators, agents or insurers ("Transferee's Successors") sell, convey, assign or otherwise transfer to any third person, (i) all of the Subsidiary Shares (or any equivalent shares of stock received, issued, conveyed or otherwise acquired by Transferee or such Transferee's Successors as a result of, related to or in connection with any reclassification, recapitalization, subdivision, split, merger, consolidation(collectively, "Substitute Shares")) or (ii) all or substantially all of the assets of Transferor Subsidiary, during the two-year period commencing on the Closing Date (the "Re-Sale Period"), for an aggregate purchase price (payable in cash or property) that exceeds the sum of (A) $575,000 and (B) the product of the number of Transferee's Shares multiplied by the last sale price per share of Transferor Common Stock quoted on the Nasdaq National Market on the Closing Date (such sum referred to herein as the "Aggregate Consideration"), then Transferee shall immediately remit to Transferor, an amount equal to 50% of the difference between such aggregate purchase price and the Aggregate Consideration. In the event that Transferee or any Transferee Successors shall sell, assign, convey or otherwise transfer less than all of the Subsidiary Shares (or any Substitute Shares) during the Re-Sale Period, then Transferee shall immediately remit an amount equal to 50% of the product of (a) the number of transferred Subsidiary Shares (or any Substitute Shares) multiplied by (b) the difference between (X) the per share price received by Transferee or such Transferee's Successors as consideration for the transferred Subsidiary Shares (or any Substitute Shares) and (Y) the Aggregate Consideration divided by the number of Subsidiary Shares (or any Substitute Shares).

     B. Non-Interference and Cooperation. Transferor and Transferee agree that none of Transferor, Transferee or Transferor Subsidiary shall, on and after the Closing Date, in any manner, willfully interfere, impede or adversely affect the other party's relationship with any of such other party's current and prospective clients and customers. Transferor and Transferee further agree to take all commercially reasonable actions to cooperate and coordinate with the other party regarding services to mutual clients and customers in a manner consistent with past practices.

     C. Legend. Transferor and Transferee agree that the certificates representing the Subsidiary Shares to be purchased by Transferee pursuant hereto shall bear the following restrictive legend either on the face or reverse side thereof:

         The shares represented by this certificate may not be transferred without (i) an opinion of counsel satisfactory to this corporation that such transfer may lawfully be made without restriction or qualification

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    under the Securities Act of 1933 (as amended) and applicable state securities laws, or (ii) such registration or qualification.

    D. Taxes. Transferor will be liable for all federal and state income taxes which are imposed on, or incurred by, Transferor Subsidiary for its taxable period ending on the Closing Date and for all prior periods, excluding any such taxes which are attributable to events occurring, or income arising or deemed to arise, subsequent to the Closing Date. Transferee will be liable for all other taxes which are imposed on, or incurred by, Transferor Subsidiary, including all taxes arising from the transactions contemplated herein. The parties hereby agree that this Agreement may be characterized as a Plan of Reorganization intended to effect a tax-free reorganization under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and the cases and regulations thereunder. The parties agree that Transferor shall be under no obligation to report the exchange effected under this Agreement to federal taxing authorities in any particular manner and that Transferee shall, as set forth above, be responsible for all taxes to Transferor Subsidiary or Transferee arising from the transactions contemplated herein.

     E. Employment Agreement. Effective as of the Closing Date, all provisions of the Employment Agreement, dated October 5, 1995 (the "Employment Agreement"), by and among Transferor and Transferee, shall terminate and there shall be no continuing obligations or covenants thereunder on the part of Transferor and Transferee, except Section 7 of the Employment Agreement shall remain in full force and effect.

     F. Indemnification. Transferor agrees to indemnify, defend, and hold Transferee harmless from and against any claims, liabilities, damages, judgments, penalties, fines or expenses of any type whatsoever incurred by Transferee arising out of the status, capacities or activities of Transferee as an officer or director of Transferor to the maximum extent permitted under Minnesota law.


                                   ARTICLE VI

                             ADDITIONAL PROVISIONS
                             ---------------------

     A. Survival of Agreements, etc. All agreements, covenants, representations, and warranties made herein shall survive the execution and delivery of this Agreement and the transfer of the Subsidiary Shares and the transfer of the Transferor Shares.

     B. Costs and Expenses. Each party hereto shall pay its or his own costs incurred in connection herewith, including the fees and expenses of its or his counsel, accountants, and other representatives. The Transferee shall be solely responsible for fees and expenses, if any, incurred by the Transferor Subsidiary with the transactions contemplated herein.

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     C.  Contents of Agreements; Parties in Interest, etc.  This Agreement sets forth the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof, and may not be amended except by a writing signed by the party sought to be charged. All the terms and conditions contained herein shall be binding upon and inure to the benefit of and be enforceable by the heirs, respective successors, and assigns of the parties hereto.

     D. Applicable Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Minnesota. Transferor and Transferee agree that all disputes relating to, or arising out of, this Agreement shall be submitted to arbitration before an arbitrator selected from the Judicial Arbitration and Medication Service as the sole and exclusive remedy for resolving such controversies. Transferor and Transferee agree that the decision of the arbitrator shall be final and binding and that a judgment may be entered on such arbitration award in any court of competent jurisdiction. The parties agree that any such arbitration shall take place in the State of Nevada.

     E. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail, postage prepaid, addressed as follows or to such other address as shall theretofore have been designated in writing by the addressee:

              To the Transferor:

                       Summit Medical Systems, Inc.
                       10900 Red Circle Drive
                       Minnetonka, MN 55343-9106
                       Attention:  Richard J. Willemin
                       Telephone:  (612) 939-2200

              To the Transferee:

                       Bruce S. Maller
                       916 Southwood Boulevard, Suite 2-C
                       Incline Village, NV 89451
                       Telephone:

     F. Headings. The article and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     G. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

                                    SUMMIT MEDICAL SYSTEMS, INC.


                                    By   /s/ Richard J. Willemin
                                        ----------------------------
                                      Its  Chief Financial Officer
                                           -------------------------

                                           /s/ Bruce S. Maller
                                      ------------------------------
                                               Bruce S. Maller

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